RULE 12d1-4

FUND-OF-FUNDS INVESTMENT AGREEMENT

THIS FUND-OF-FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of April 18, 2024 (the “Effective Date”), is made by and between each registered open-end investment company (each, a “Registrant”), on behalf of each portfolio series of each such Registrant listed on Schedule A or Schedule B hereto, or if the relevant Registrant has no portfolio series, then the relevant Registrant (as applicable, each an “Acquiring Fund” or “Acquired Fund” pursuant to the applicable schedule), each severally and not jointly.

WHEREAS, each Registrant is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund(s), to invest in shares of other registered investment companies, such as the Acquired Fund(s), in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund(s) and the Acquired Fund(s) desire to set forth the following terms pursuant to which the Acquiring Fund(s) may invest in the Acquired Fund(s) in reliance on the Rule and certain additional terms of investment as provided below.

1.	Terms of Investment.

(a)

In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)

Purchases and Redemptions. The Acquiring Fund acknowledges and agrees that it is not an Authorized Participant, as defined in Rule 6c-11 under the 1940 Act, and has no ability to directly redeem shares from the Acquired Fund. Nonetheless, the Acquiring Fund will use reasonable efforts to provide two business days’ notice of anticipated purchases and sales of Acquired Fund(s) shares that exceed 4% of the Acquired Fund’s then outstanding shares (which is approximately $44 million as of the date of this agreement) if practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to purchase or sell shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase or sale is made, if any. In addition, the Acquiring Fund will use reasonable efforts to avoid purchases or sales of the Acquired Fund’s shares in an amount that exceeds 4% of the Acquired Fund’s then outstanding shares (which is approximately $44 million as of the date of this agreement) on days on which the London Metals Exchange is closed.

(ii)

Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)

In order to assist the Acquiring Fund’s investment adviser or sub-adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

(c)	This Section 1, “Terms of Investment,” shall only apply to an investment by an Acquiring Fund in an Acquired Fund in excess of the limit set forth in Section 12(d)(1)(A)(i) (the “3% Limit”).

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

(a)

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)	An Acquiring Fund shall promptly notify an Acquired Fund:

i.

of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting stock immediately after such acquisition;

ii.

of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting stock immediately after such acquisition;

iii.

where an Acquiring Fund and its Advisory Group (as defined in the Rule), individually or in the aggregate, hold more than 25% of such Acquired Fund’s total outstanding voting stock immediately after such acquisition; and

iv.	if at any time an Acquiring Fund no longer holds voting securities of an Acquired Fund in excess of an amount noted in (i), (ii), and (iii) above.

(c)

Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or a swap dealer, will: (a) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting stock without prior approval from the Acquired Fund, which such prior approval shall not be unreasonably withheld, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.

(d)

The requirements set forth in Sections 3(b)(i), 3(b)(ii), and 3(c) shall not apply where the Acquiring Fund’s full portfolio is sub-advised by any affiliate of abrdn ETFs Advisors LLC (“Acquired Fund Adviser”).

(e)

An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

4.	Indemnification.

(a)

Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of this Agreement or as a result of the willful misfeasance, bad faith or gross negligence in the performance of an Acquired Fund’s obligations or duties under this Agreement or the Rule.

(b)

Each Acquired Fund agrees to hold harmless and indemnify an Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by such Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement or as a result of the willful misfeasance, bad faith or gross negligence in the performance of an Acquiring Fund’s obligations or duties under this Agreement or the Rule.

(c)

Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual series of the Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other series.

5.	Use of Name.

(a)

No Acquiring Fund shall use the name or any tradename, trademark, service mark, symbol or any abbreviation, contraction or simulation thereof of the Acquired Fund, Acquired Fund Adviser or any of their affiliates in its shareholder communications, advertising, sales literature and similar communications (other than a prospectus, statement of additional information, fact sheet or similar disclosure document, or shareholder report) unless it first receives prior written approval (including approval through written electronic communications) of the Acquired Fund or Acquired Fund Adviser. Additionally, no Acquiring Fund shall use any logo of the Acquired Fund or of

Acquired Fund Adviser without entering into a separate trademark license agreement with Acquired Fund Adviser.

(b)

No Acquired Fund shall use the name or any tradename, trademark, service mark, symbol or any abbreviation, contraction or simulation thereof of the Acquiring Fund, Acquiring Fund Adviser or any of their affiliates in its shareholder communications, advertising, sales literature and similar communications (other than a prospectus, statement of additional information, fact sheet or similar disclosure document, or shareholder report) unless it first receives prior written approval (including approval through written electronic communications) of the Acquiring Fund or Acquiring Fund Adviser. Additionally, no Acquired Fund shall use any logo of the Acquiring Fund or of Acquiring Fund Adviser without entering into a separate trademark license agreement with Acquiring Fund Adviser.

6.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below. Either party may notify the other in writing of any changes to these notice provisions.

If to the Acquiring Funds:	If to the Acquired Funds:

Northwestern Mutual Series Fund, Inc.	[Name of Acquired Fund]
720 East Wisconsin Avenue	Attn: Fund Compliance
Milwaukee, WI 53202	1900 Market Street, Suite 200
Attn: Paul A. Mikelson	Philadelphia, PA 19103
Email: paulmikelson@northwesternmutual.com
Email:fundcompliance.us@abrdn.com

With a copy (which shall not constitute notice) to:
[Name of Acquired Fund]
Northwestern Mutual Series Fund, Inc.	Attn: Legal Dept.
720 East Wisconsin Avenue	1900 Market Street, Suite 200
Milwaukee, WI 53202	Philadelphia, PA 19103
Attn: David Kennedy	Email: legal.us@abrdn.com
Email: davidkennedy@northwesternmutual.com

7.	Additional Acquiring Funds.

(a)

In the event that an Acquiring Fund or Acquiring Fund Registrant (as listed in Schedule A) wishes to include one or more series in addition to those originally set forth on Schedule A, the Acquiring Fund or Acquiring Fund Registrant shall so notify the Acquired Fund in writing, and if the Acquired Fund agrees in writing, such series shall hereunder become an Acquiring Fund, and

Schedule A shall be amended accordingly.

(b)

Certain open-end investment companies (or series thereof) advised by Mason Street Advisors LLC (“Acquiring Fund Adviser”) or any investment adviser controlling, controlled by or under common control with Acquiring Fund Adviser (each, a “Mason Street Affiliated Investment Company”) may subsequently determine to invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) and (B) in reliance on the Rule and may desire to be included under this Agreement. In such event, such Mason Street Affiliated Investment Company shall so notify the Acquired Fund Registrant in writing, and if the Acquired Fund Registrant agrees in writing, such Mason Street Affiliated Investment Company shall hereunder become an Acquiring Fund Registrant or Acquiring Fund, as the case may be, and Schedule A shall be amended accordingly.

(c)

An Acquiring Fund or a Mason Street Affiliated Investment Company may subsequently invest in an open-end investment company (or series thereof) advised by the Acquired Fund Adviser or any investment adviser controlling, controlled by or under common control with the Acquired Fund Adviser (each, an “abrdn Affiliated Investment Company”) in excess of the limitations of Section 12(d)(1)(A) and (B) in reliance on the Rule, in which case the abrdn Affiliated Investment Company may desire to be included under this Agreement. In such event, such Acquiring Fund or Mason Street Affiliated Investment Company shall so notify the Acquired Fund Registrant and abrdn Affiliated Investment Company in writing, and if the Acquired Fund Registrant and abrdn Affiliated Investment Company agree in writing, such abrdn Affiliated Investment Company shall hereunder become an Acquired Fund Registrant and Schedule B shall be amended accordingly.

8.	Governing Law; Counterparts.

(a)	This Agreement will be governed by Delaware law without regard to choice of law principles.

(b)

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (PDF) or a copy of a signature received via a fax machine shall be deemed to be of the same force and effect as an original signature on an original executed document.

9.	Term and Termination; Assignment; Amendment.

(a)	This Agreement shall be effective for the duration of the Acquired Funds’ and the

Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 9(b).

(b)

This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)	This Agreement may not be assigned by either party without the prior written consent of the other.

(d)	Other than as set forth in Section 7 above, this Agreement may be amended only by a writing that is signed by each affected party.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ABRDN ETFS
ON BEHALF OF ITSELF AND ITS SERIES
LISTED ON SCHEDULE B HERETO

By:	/s/ Katherine Corey
Name:	Katherine Corey
Title:	Vice President

NORTHWESTERN MUTUAL SERIES FUND, INC.
ON BEHALF OF ITSELF AND ITS SERIES
LISTED ON SCHEDULE A HERETO

By:	/s/ Paul A. Mikelson
Name:	Paul A. Mikelson
Title:	President

SCHEDULE A

Acquiring Funds

Acquiring Fund Registrant: Northwestern Mutual Series Fund, Inc. (series listed below)

Asset Allocation Portfolio

Balanced Portfolio

SCHEDULE B

Acquired Funds

Acquired Fund Registrant: abrdn ETFs (series listed below)

abrdn Bloomberg All Commodity Strategy K-1 Free ETF